Exhibit 4.25

Asset Purchase Agreement by and between J & J Snack Foods and Integrated Brands, Inc.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 30th day of March, 2007 by and among J & J SNACK FOODS SALES CORP., a New Jersey corporation (the “Buyer”) and INTEGRATED BRANDS, INC., a New Jersey corporation (the “Seller”).

WITNESSETH:

WHEREAS, Seller has a product known as WholeFruit (the “Brand”) under which it has produced various frozen novelties;

WHEREAS, pursuant to a certain license agreement (the “License Agreement”) between Dogsters, LLC and the Seller dated April 20, 2004, the Seller has acquired certain rights with respect to the manufacture and sale of certain ice cream products branded as Dogsters (“Dogsters”);

WHEREAS, Seller desires to sell to Buyer certain assets relating to the Brand and to Dogsters (as hereinafter defined, the “Purchased Assets”); and

WHEREAS, Buyer desires to acquire the Purchased Assets from Seller;

NOW, THEREFORE, in consideration of the mutual covenants and upon the terms and subject to the conditions set forth herein, Buyer and Seller agree as follows:

ARTICLE I

Purchase and Sale, Payment

1.1           Purchase and Sale

Subject to the terms and conditions hereof, Seller shall sell, assign, transfer and deliver to Buyer or at Buyer’s election, to an affiliate of Buyer, and Buyer shall purchase, pay for and accept from Seller, all of the Purchased Assets.  The Purchased Assets shall be sold, assigned, transferred and delivered free and clear of all Liens. The Purchased Assets shall include, as the same exist on the Closing Date:

(a)           all of Seller’s papers, books and records in whatever form (e.g., computerized information and written information), relating to the Brand, including, without limitation, sales records, invoices, credit records, customer lists and records, supplier lists and records, price lists, purchasing materials and records, personnel, labor relations and payroll records, warranty and service records, accounting and financial records, inventory records, accounts receivable and accounts payable records and files, tax records and litigation files wherever located relating to the Brand;

(b)           the finished goods, raw materials, and packaging inventories of the Seller relating to the Brand (the “Inventory”), as well as the marketing and sales literature of the Seller, listed on Schedule “1.1(b)”;

(c)           certain inventory relating to Dogsters, listed on Schedule “1.1(b)”;

(d)           all of the Seller’s right title and interest in and to the License Agreement (the “Dogsters Rights”), on such terms and conditions as are set out in a certain assignment agreement (the “Assignment Agreement”)  between the Seller and the Buyer dated the date hereof; and

(e)           the goodwill, if any, of Seller relating to the Brand, including, without limitation, all intellectual property of the Seller relating to the Brand.

1.2           Non-Assumption of Liabilities By Buyer

Seller hereby retains liability for and agrees to be solely liable for, and Buyer shall not be liable for, any and all debts, responsibilities, obligations or liabilities of, or claims against the Seller or its affiliates relating to the Brand of any kind or nature, known, unknown, contingent or otherwise arising prior to the Closing Date or with respect to any period ending on or prior to the Closing Date.

1.3           Consideration, Allocation, Election

(a)            The consideration for the Purchased Assets payable by the Buyer (collectively, the “Consideration”) at the Closing, shall consist of Three Million U.S. Dollars (US$3,000,000.00).

(b)            The Consideration specified in this Section 1.3 above shall be allocated, as among the Purchased Assets, in accordance with Schedule 1.3, and the parties shall abide by such allocations in all tax filings and other reports which the parties shall make or render.  Buyer and Seller hereby agree that the allocations set forth on Schedule 1.3 have been fully and finally negotiated by Buyer and Seller and their respective representatives with knowledge of and due regard for all relevant factors.

(c)           The Consideration shall be paid by wire transfer at Closing.

ARTICLE II

Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer as follows:

2.1           Organization and Good Standing

The Seller is a duly-organized and validly existing corporation in good standing under the laws of the State of New Jersey, with full power and authority to own the Purchased Assets.

2.2           Binding Agreement: No Litigation

This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation and agreement of the Seller enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, conservatorship, receivership, liquidation, reorganization, moratorium or similar laws affecting creditors rights generally).  The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Seller, as applicable: (a) will not violate, contravene, result in a breach of or constitute a default (with due notice or lapse of time or both) under the Certificate of Incorporation or Bylaws of the Seller, or any note, mortgage, contract, instrument, judgment, law, rule, regulation or decree to which Seller is a party or by which any of them or the Purchased Assets is bound, (b) will not afford any lender the right to accelerate, declare at once due and payable or demand prepayment of (or any penalty, charge or premium with respect to) any indebtedness of the Seller and (c) has been duly approved by all necessary corporate action on the part of the Seller, including, without limitation, by the Board of Directors of the Seller.  No consent, permit, authorization, approval or action of any federal, state or local authority or any other Person is required with respect to the Seller in connection with the consummation of the transactions contemplated by this Agreement.  The Seller is not a party to (and has no knowledge of) any litigation or other claim or proceeding which calls into question the validity or enforceability of this Agreement or seeks to delay or prevent any transaction contemplated hereby.

2.3           Absence of Claims

Except as provided in Schedule 2.3 attached hereto, no action, suit, proceeding, investigation or claim (including, without limitation, assertion of any claim for taxes, interest or penalties) is pending or to the Knowledge of Seller, threatened against or with respect to the Brand or the Purchased Assets, nor to the knowledge of Seller, is there any valid basis for any such action, suit, proceeding, investigation or claim.

2.4           Title to Assets: Condition of Assets

(a)           The Seller has good and marketable title to all Purchased Assets, free and clear of any lien, mortgage, security interest, charge, pledge, retention of title agreement, adverse claim, easement, encroachment, restrictive covenant or other encumbrance affecting title to any property of any sort (any such encumbrance, a “Lien”) and no other person, firm, corporation, partnership, association, governmental or judiciary agency or other entity (any such person or entity, a “Person”) has or will have at Closing any interest whatsoever in any of the Purchased Assets.  Notwithstanding any other provision of this Agreement, the Seller makes no representations or warranties whatsoever with respect to the Dogsters Rights, other than as explicitly set out in the Assignment Agreement.

(b)           The Inventory included in the Purchased Assets has been acquired in the ordinary course of the Seller’s business.

2.5           Intellectual Property

(a)           Seller owns all Intellectual Property necessary relating to the Brand as presently conducted.  Each item of Intellectual Property owned or used by Seller with respect to the Brand immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.  The Seller has taken all necessary action to maintain and protect each item of Intellectual Property with respect to the Brand that it owns or uses.

(b)           Seller, in its operations relating to the Brand, has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller’s directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party).  To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Seller.

(c)           Schedule “2.5(c)” identifies each patent or registration, including, without limitation, each trademark registration, which has been issued to Seller with respect to any of the Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of the Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  Seller has delivered to Buyer correct and complete copies of all such patents, registrations, trademark registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all such other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Schedule 2.5(c) also identifies each trade name or unregistered trademark used by Seller in connection with the Brand.  With respect to each item of Intellectual Property required to be identified in Schedule “2.5(c)”:

(i)           Seller possesses all right, title and interest in and to such item, free and clear of any Security Interest, license or other restriction;

(ii)           such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending to the knowledge of Seller or is threatened with challenges the legality, validity, enforceability, use, or ownership of such item; and

(iv)           Seller has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

(d)           “Intellectual Property” means with respect to the Brand (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith and (iv) all trade secrets and confidential business information (including ideas, research and development, know-how formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

2.6           Brokers

The Seller is not under any obligation to any broker, finder or other intermediary in connection with the sale of the Purchased Assets that would cause the Buyer to become liable for payment of any fee or expense with respect thereto.

2.7           Disclosure

`No representation or warranty of the Seller in this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished by the Seller to the Buyer pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

ARTICLE III

Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Seller as follows:

3.1           Organization and Good Standing

Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of New Jersey, Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to cause a material adverse effect on the business or operations of Buyer.

3.2           Binding Agreement: No Litigation

This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation and agreement of Buyer enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, conservatorship, receivership, liquidation, reorganization, moratorium or similar laws affecting creditors rights generally).  The execution, delivery and performance of this Agreement by Buyer, including the purchase of the Purchased Assets and assumption of the Assumed Liabilities hereunder, will not violate, contravene, result in a breach of or constitute a default (with due notice or lapse of time or both) under the Articles of Incorporation or By-Laws of the Buyer, or any note, mortgage, contract, instrument, judgment, law, rule, regulation or decree to which the Buyer is a party or by which the Purchased Assets are bound.

3.3           Brokers

Buyer is not under any obligation to any broker, finder or other intermediary in connection with the purchase of Purchased Assets or assumption of the Assumed Liabilities, which would cause Seller to become liable for payment of any fee or expense with respect thereto.

3.4           Disclosure

No representation or warranty of the Buyer in this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished by the Buyer to the Seller pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

ARTICLE IV

Closing:

4.1           Place and Date of Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on March 30, 2007 (the date of the Closing being referred to herein as the “Closing Date”).

4.2           Actions at Closing. At the Closing, there shall be made, by all necessary and appropriate persons, all payments and deliveries stated in this Agreement to be made at the Closing and/or on or prior to the Closing Date.

ARTICLE V

Indemnification

5.1           Indemnification by the Seller

(a)           The Seller hereby agrees to jointly and severally defend, indemnify and hold Buyer and its officers, directors, employees, agents, attorneys and representatives (individually, a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”), harmless from and against any damages, liabilities, losses and expenses, including, without limitation, reasonable attorney’s fees (collectively, “Seller Losses”), which may be sustained or suffered by Buyer arising out of, based upon, or by reason of a breach of any representation or warranty, or failure to perform any agreement or covenant made by the Seller in this Agreement or in any agreement or document pursuant hereto or arising out, based upon, or by reason any claim, action or proceeding asserted or instituted or growing out of, any matter or thing covered by such representations, warranties or covenants.  Without limiting the foregoing, the Seller hereby agrees to jointly and severally defend, indemnify and hold each Buyer Indemnitee harmless from any debts, responsibilities, obligations or liabilities of or claims against the Seller arising or with respect to periods ending on or prior to the Closing Date.

5.2           Notice: Defense of Claims

Each party of this Agreement shall give prompt written notice to the other party or parties to this Agreement under each claim for indemnification hereunder specifying the amount and nature of the claim and any matter which is likely to give rise to an indemnification claim.  Each party to this Agreement has the right to participate at his or its own expense in the defense of any such matter or settlement, or the indemnified party may direct the indemnifying party to take over the defense of such matters so long as such defense is expeditious.  Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claim from the indemnifying party so long as such failure to so notify does not materially adversely affect the indemnifying party’s ability to defend such claim against the third party.  No indemnifying party, in the defense of any claim or litigation, shall, except with the consent of an indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability and respect to such claim or litigation.

               5.3           Exclusive Remedy

Except as provided below, the parties have acknowledged and agree that the exclusive remedy of one party against the other party for any matter rising under this Agreement or the transactions contemplated hereby as a remedy expressly provided in this Article V and such other party shall have no other obligation with respect thereto.  Notwithstanding the foregoing, a party shall have the right to specifically enforce a provision of this Agreement either pursuant to Article 5 or otherwise.  The foregoing notwithstanding, the provisions of this Section 5.3 shall not apply in the case of fraud or intentional misrepresentation on the part of any party to this Agreement.

ARTICLE VI

Miscellaneous

6.1           Materiality and Survival Period
All of the Buyer’s and the Seller’s respective representations and warranties set forth in this Agreement shall be deemed to have been material and relied upon by the party to whom made and shall survive Closing and remain in full force and effect after the Closing Date and shall expire upon the second anniversary of the Closing Date.

6.2           Expenses
The Buyer, on the one hand, and the Seller, on the other, shall each pay all of its own respective costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.  Seller shall not pay any such expenses.

6.3           Notices
All notices, requests, demands, instructions and other communications hereunder shall be in writing and shall be deemed to be effective only if delivered by hand, by facsimile transmission, by nationally-recognized overnight courier service or by prepaid United States registered or certified mail, return receipt requested, as follows:

(a)           If to Seller, to:

Integrated Brands, Inc.
210 Shields Court
Markham, Ontario, Canada

L3R 8V2
Attn:  Michael Serruya
Facsimile No.  905-479-5235

with a copy to:

Bernard Gropper, Barrister and Solicitor
261 Davenport Road
Toronto, Ontario, Canada
M5R 1K3
Attn: Yaakov Eizicovics
Facsimile No. 416-487-3002

(b)           If to Buyer, to:

J & J Snack Foods Sales Corp.
c/o J & J Snack Foods Corp.
6000 Central Highway
Pennsauken, New Jersey  08109
Attn:  Gerald B. Shreiber, Chairman of the Board
Facsimile No. 856-665-1653

With a copy to:

Flaster/Greenberg P.C.
110 Chapel Avenue West
Cherry Hill, New Jersey  08002
Attn:  A. Fred Ruttenberg, Esquire
Facsimile No. 856-661-1919

or to such other address as Seller or Buyer may specify by written notice to the other from time to time in accordance with this Agreement. Such notices, requests, demands and other communication hereunder shall be deemed to have been duly given upon receipt thereof.

7.4           Governing Law: Arbitration

  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflict of laws.

  Any dispute arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach, termination or validity hereof (a “Dispute”) shall be settled finally by an arbitration proceeding conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect (the “AAA Rules”); provided that the provisions hereof shall be controlling in the event of any conflict with the AAA Rules. Any arbitration proceeding pursuant to this Section 10(b) shall be conducted in Manhattan, in the State of New York before a single arbitrator (the “Panel”) selected by the AAA.

  At any oral hearing of evidence in connection with the arbitration, a party shall have the right to examine its witnesses and to cross-examine the witnesses of the opposing party. No evidence of any witness shall be presented in written form unless the opposing party shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing or except under extraordinary circumstances where the Panel determines that the interests of justice require a different procedure.

  Subject to Sections 5.3, any decision or award of the Panel (an “Arbitral Decision”) shall be final and binding upon the parties.  The parties hereby waive to the extent permitted by law any rights to appeal such decision or award to, or the review of such decision or award by, any court or tribunal.  An Arbitral Decision may be enforced against the Parties and/or their respective assets in any court having proper jurisdiction.

  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

7.5           Successors and Assigns
The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors, heirs and assigns of the respective parties hereto.

7.6           Entire Agreement: Severability and Enforcement

  This Agreement and the instruments delivered pursuant hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.  This Agreement may be amended or supplemented only by a writing signed by all of the parties hereto.

  Each provision of this Agreement is severable.  If any provision of this Agreement is found to be unenforceable or in violation of any statute, rule, regulation, order or decree of any governmental authority, court or agency, then such provision shall be modified to the minimum extent necessary so as to render it enforceable and cure such violation, and all other provisions hereof shall remain in full force and effect notwithstanding such violation.

7.7           Further Assurances
In order to more fully assure the Buyer of the benefit of acquiring the Purchased Assets hereunder, the Seller hereby agrees to provide to the Buyer, whether before or after Closing, such confirmations of fact, records, certificates and other documents and things as may be reasonably requested by the Buyer to demonstrate the Buyer’s legal and beneficial ownership of the Purchased Assets and to otherwise carry out the purposes of this Agreement.

7.8           Headings
The headings contained in this Agreement are for convenience of reference only and the headings shall not be considered a part of this Agreement or used to construe any provision hereof.

7.9           Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

            J & J SNACK FOODS SALES CORP.

            By:     ”Gerald B. Shreiber”
Name: Gerald B. Shreiber
Title: Chairman of the Board

             INTEGRATED BRANDS, INC.

             By:     ”Michael Serruya”
             Name: Michael Serruya
             Title: President